--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number:..........3235-0104
                                                  Expires:.....December 31, 2001
                                                  Estimated average burden
                                                  hours per response ........0.5
                                                  ------------------------------



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
Sierra Venture Associates V. LP               (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                 ----------------------------------
     (Last)     (First)     (Middle)                                                                            August 8, 2000
                                           ----------------------------  5. Relationship of Reporting        -----------------------
  3000 Sand Hill Road, Building 4,         3. IRS or Social Security          Person(s) to Issuer            7. Individual or Joint/
  Suite 210                                   Number of Reporting           (Check all applicable)              Group Filing (Check
----------------------------------------      Person (Voluntary)               Director     X    10% Owner      applicable line)
             (Street)                                                    -----            -----                     Form filed by
 Menlo Park,        CA         94025       ----------------------------        Officer           Other       -----  One Reporting
--------------------------------------                                   ----- (give      -----  (specify           Person
      (City)      (State)      (Zip)                                           title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If this form is filed by more than one Reporting Person, see Instruction 5(b)(v).

                     Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                     SEC 1473 (3-99)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

---------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of      4. Conver-    5. Owner-      6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying       sion or       ship           Beneficial Ownership
                                    Expiration Date    Derivative Security         Exercise      Form of        (Instr. 5)
                                    (Month/Day/        (Instr. 4)                  Price of      Deriv-
                                    Year)                                          Deriv-        ative
                                                                                   ative         Security:
                                                                                   Security      Direct
                                 -------------------------------------------------               (D) or
                                 Date      Expira-                       Amount or               Indirect(I)
                                 Exercis-  tion             Title        Number                  (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred
  Stock                          Immed.                Common Stock      7,500,000     1 to 1          I     Held by Sierra V (1)
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible Preferred
  Stock                          Immed.                Common Stock        800,000     1 to 1          I     Held by Sierra V (1)
------------------------------------------------------------------------------------------------------------------------------------
Series C Convertible Preferred
  Stock                          Immed.                Common Stock        291,484     1 to 1          I     Held by Sierra V (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Sierra Venture Associates V, LP is the General Partner of Sierra Ventures V, LP ("Sierra V") and disclaims beneficial ownership of the shares held by Sierra V, except to the extent of any indirect pecuniary interest in its distributive share therein.

**    Intentional misstatements or omissions of facts constitute                 /s/ Martha A. Clarke Adamson         9/11/00
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.              -----------------------------------  --------------
      78ff(a)                                                                    **Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                          Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (3-99)